EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 25, 2014, relating to the combined consolidated financial statements of Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc., appearing in the Current Report on Form 8-K dated May 2, 2014 of Westmoreland Coal Company, for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Edmonton, Canada
May 9, 2014